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                                                                     EXHIBIT 4.9


        FIRST AMENDMENT TO PENNZOIL COMPANY SAVINGS AND INVESTMENT PLAN
                     FOR HOURLY EMPLOYEES TRUST AGREEMENT
                                by and between
                               PENNZOIL COMPANY
                                      and
                               MELLON BANK, N.A.

        THIS FIRST AMENDMENT TO PENNZOIL COMPANY SAVINGS AND INVESTMENT PLAN FOR HOURLY EMPLOYEES TRUST AGREEMENT is made and entered into this ____ day of ___________, 19__, effective _______________, 19__ (this "Amendment"), by and between PENNZOIL COMPANY (hereinafter referred to as the "Company") and MELLON BANK, N.A. (hereinafter referred to as the "Trustee").


                             W I T N E S S E T H:

        WHEREAS the Company established the Pennzoil Company Savings and Investment Plan for Hourly Employees (as amended, the "Plan"); and

        WHEREAS, the Company and the Trustee made and entered into the Pennzoil Company Savings and Investment Plan for Hourly Employees Trust Agreement (The "Trust Agreement") on January 1, 1989, effective as of such date, pursuant to which assets are held for funding of and payment of benefits under the Plan; and

        WHEREAS, the Company and the Trustee desire to amend the Trust Agreement in certain ways;
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        NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby amend the Trust Agreement as follows:

        1. The representations and definitions set forth above are incorporated herein by this reference thereto.

        2. Section 2.2 shall be amended by adding the following sentence at the end of the first paragraph which follows paragraph (c), "Company Stock Fund":

            "The Company expressly understands and agrees that any such collective fund may provide for the lending of its securities by the collective fund trustee and that such collective fund's trustee will receive compensation from such collective fund for the lending of securities that is separate from any compensation of the Trustee hereunder, or any compensation of the collective fund trustee for the management of such collective fund."

        3. Section 2.6(e) shall be amended by deleting "; and ", and by adding the following text at the end thereof:

            "Notwithstanding the foregoing or any other provision of this Trust Agreement, including, without limitation, any specific or general power granted to the Trustee, the Trustee shall have no responsibility or discretion with respect to the ownership, management, administration, operation or control of any real estate properties, mortgages, leases or other interests now or hereafter held in the Trust Fund, including without limitation responsibility or in connection with any of the following conditions which now exist or may hereafter be found to exist in, under, about or in connection with any real estate held in the Trust Fund or any interest in any trust, partnership or corporation: (i) any violation of any applicable environmental or health or safety law, ordinance, regulation or ruling; or (ii) the presence, use, generation, storage, release, threatened release, or containment, treatment or disposal of any petroleum, including crude oil or any fraction thereof, hazardous substances, pollutants or contaminants as defined in the Comprehensive

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             Environmental Response Compensation and Liability Act, as amended
             (CERCLA) or hazardous, toxic or dangerous substances or materials as any of these terms may be defined under any federal or state law in the broadest sense from time to time. Notwithstanding anything to the contrary herein or elsewhere set forth, to the extent permitted by law, the Trustee shall be indemnified by the Company, to the extent not paid by the Trust Fund, from and against any and all claims, demands, suits, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses) arising from or in connection with any matter relating to conditions in subsections (i) or (ii). This paragraph shall survive the sale or other disposition of any real estate investment of the Trust Fund and/or the merger or termination of this Trust Agreement or appointment of a successor trustee; and"

        4. Except as set forth herein, the Trust Agreement is hereby ratified and confirmed and remains in full force and effect.

        IN WITNESS WHEREOF, the parties hereby, each intending to be legally bound hereby, have executed this First Amendment to Pennzoil Company Savings and Investment Plan for Hourly Employees Trust Agreement as of the day and year first above written.

                                        PENNZOIL COMPANY


                                        By:
                                          ------------------------------
                                          Name:
                                          Title:


                                        MELLON BANK, N.A.


                                        By:
                                          ------------------------------
                                          Name:
                                          Title:


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